Exhibit 10.24
EXHIBIT A
SETTLEMENT AGREEMENT
     This Settlement Agreement (the “Settlement Agreement”) is entered into by and among (a) Allied Holdings, Inc. and its affiliates that are debtors and debtors in possession (collectively, the “Debtors”), (b) Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, “Yucaipa”), (c) the Official Committee of Unsecured Creditors in the Bankruptcy Cases (the “Creditors’ Committee”), (d) Sopris Capital Advisors, LLC, Aspen Advisors LLC and Armory Advisors LLC (collectively, the “Equity Holders”), (e) Andrews & Kurth LLP, (f) Sonnenschein Nath & Rosenthal LLP, (g) Kilpatrick Stockton LLP and (h) Jefferies & Company, Inc. The entities listed in (a) through (d) of this introductory paragraph are collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS
     A. WHEREAS, the Debtors filed petitions for relief on July 31,2005, commencing jointly administered cases 05-12515 through 05-12526 and 05-12528 though 05-12537 in the United States Bankruptcy Court for the Northern District of Georgia (collectively, the “Bankruptcy Cases”); and
     B. WHEREAS, in or about January, 2006, the Equity Holders, together with Virtus Capital LP and Hawk Opportunity Fund, L.P., formed an ad hoc committee of equity holders (the “Ad Hoc Equity Committee’’); and
     C. WHEREAS, the Debtors, Yucaipa and The Teamsters National Automobile Transportation Industry Negotiating Committee filed their First Amended Joint Plan of Reorganization for the Debtors (dated as of April 5,2007) (as may be amended, the “Plan”); and
     D. WHEREAS, the bankruptcy court supervising the Bankruptcy Cases (the “Bankruptcy Court”) has scheduled a hearing on confirmation of the Plan commencing May 9, 2007; and
     E. WHEREAS, the Equity Holders and the Ad Hoc Equity Committee have filed in the Bankruptcy Cases complaints, motions and objections to, among other things, pending motions for approval of financing, have moved to stay certain orders pending appeal (before die Bankruptcy Court and the District Court for the Northern District of Georgia), have filed notices of appeal and have served deposition subpoenas and document requests in connection with their opposition to confirmation of the Plan; and
     F. WHEREAS, the Parties anticipate more than 10 depositions and the review of tens of thousands of documents prior to confirmation, including without limitation depositions of experts regarding the Debtors’ reorganization value (the “Valuation”); and
     G. WHEREAS, the Equity Holders and the Ad Hoc Equity Committee have vigorously contested various matters in the Bankruptcy Cases and their objection to the Valuation and confirmation of the Plan will lead to substantial additional administrative claims in the Bankruptcy Cases; and

     H. WHEREAS, the Equity Holders disputed the Valuation set forth in the Disclosure Statement relating to the Plan; and
     I. WHEREAS, in light of the expenses and uncertainty in litigation, the Parties have agreed that a settlement on the terms set forth below is in the best interest of the Debtors’ estates.
     NOW THEREFORE, IN LIGHT OF THE FOREGOING AND FOR VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE:
     1. The recitals set forth above are incorporated by reference and are explicitly made part of the Settlement Agreement.
     2. Promptly after the Bankruptcy Court enters an order approving the Settlement Agreement (the “Approval Order”), the Plan shall be modified to provide for the terms and conditions set forth in this Settlement Agreement, and the effectiveness of the Plan shall be expressly conditioned on implementation of the Settlement Agreement. This condition to effectiveness of the Plan may only be waived by the Equity Holders.
     3. On the Effective Date of the Plan, Reorganized Allied Holdings (as defined in the Plan) will pay up to $325,000.00 (the “Fee Payment”) in the aggregate of actual and documented fees of Andrews Kurth LLP, Sonnenschein Nam & Rosenthal LLP, Jefferies & Company, Inc. and Kilpatrick Stockton LLP (collectively, the “Equity Holder Professionals”) for work done on behalf of any one or more of the Equity Holders in connection with the Bankruptcy Cases. The Debtors, the Creditors Committee and Yucaipa agree that invoices from any one or more of the Equity Holder Professionals, accompanied by a written representation from a representative of each such professional that reasonable time entries (if appropriate) or other detailed support exists to substantiate such invoices, shall constitute adequate documentation for the purposes of this paragraph. The allocation of the Fee Payment to and among the Equity Holder Professionals shall be made in the sole discretion of the Equity Holders.
     4. Within two business days following execution of the Settlement Agreement, the Equity Holders (for themselves and their respective partners, affiliates and subsidiaries) will dismiss and withdraw any complaints, requests for shareholder meetings, motions (other than motions for admission pro hac vice), appeals, discovery, oppositions or objections that have been filed or served by or on behalf of the Equity Holders in or related to the Bankruptcy Cases (with the exception of the appeal related to the Stay Motion, as defined in paragraph 11, as to which appellants will take no further action, except as set forth in paragraph 11, pending the Bankruptcy Court’s ruling on approval of this Settlement Agreement) (the “Dismissals”). The Settlement Agreement shall in no way impact discovery to the extent that it has been served by or on behalf of entities that are not parties to this Settlement Agreement (or partners, affiliates or subsidiaries of such parties).
     5. Within one business day following the filing of the Dismissals, Andrews Kurth LLP will file with the Bankruptcy Court a notice, in the form of an amended notice under

Bankruptcy Rule 2019 (the “Rule 2019 Statement”) that states (i) that the Equity Holders have resigned from the Ad Hoc Equity Committee, (ii) that the Ad Hoc Equity Committee has been dissolved and (iii) that Andrews Kurth LLP and Jefferies & Company, Inc. no longer represent the Ad Hoc Equity Committee or any of its members in connection with the Debtors or the Bankruptcy Cases. The Equity Holders and the Equity Holder Professionals shall not form another ad hoc equity committee or comparable committee in the Bankruptcy Cases and shall not give any assistance or encouragement to any entity or person who attempts to or does reform or form an ad hoc equity committee or comparable committee in the Bankruptcy Cases. It is a condition to the Settlement Agreement that the Approval Order (i) authorize and direct the Parties and the Equity Holder Professionals to take the actions (or refrain from action, as applicable) as described in this Settlement Agreement, and (ii) contain such other findings and/or directions as any Party may reasonably request in furtherance of the effective implementation of the terms of the Settlement Agreement.
     6. Within two business days following execution of the Settlement Agreement, the Debtors, the Creditors Committee and Yucaipa will dismiss and withdraw any discovery served on any of the Equity Holders.
     7. Following execution of the Settlement Agreement, and except as provided herein: (i) the Equity Holders (and any of their respective partners, affiliates or subsidiaries) and the Equity Holder Professionals shall not appear in or take any action in the Bankruptcy Cases, other than in connection with the approval of the Settlement Agreement or in response to a motion or action specifically directed to or against them (but not equity holders generally), and each of them covenant to take no action to impede or preclude the entry of the order confirming the Plan (as modified consistent with the Settlement Agreement), the administration of the Bankruptcy Cases (including any motions or actions supported by Yucaipa and the Debtors that do not contravene the terms of the Settlement Agreement) or oppose in any way the implementation and administration of the Plan (or give any assistance or encouragement to any entity or person taking any of the actions prohibited by subsection (i) of this paragraph 7); (ii) none of the Debtors, Yucaipa or the Creditors Committee shall make, propose or allow any changes to the Plan which would be inconsistent with the agreement embodied in this Settlement Agreement. To the extent the Plan is modified or amended, the Equity Holders (and any of their respective partners, affiliates and subsidiaries) and the Equity Holder Professionals will continue to abide by the terms and conditions of the Settlement Agreement so long as such modifications or amendments are not inconsistent with the agreement embodied in this Settlement Agreement, and so long as the effectiveness of the Plan, as so modified or amended, remains conditioned upon approval by the Bankruptcy Court of the terms and conditions of this Settlement Agreement; and (iii) the Equity Holders will (a) retain ownership of their equity interests in the Debtors (the “Equity Securities”) through the effective date of the Plan, and (b) vote their Equity Securities in favor of the slate of directors proposed by the Debtors’ current management in the event that there is a shareholder meeting before the effective date of the Plan. The Equity Holders (and their respective partners, affiliates and subsidiaries) and the Equity Holder Professionals will not share any work product, valuations or analyses of any kind relating in any way to the Debtors or the Bankruptcy Cases with any individuals or entities; provided however, that Andrews Kurth LLP may share such of its work product, valuations or analyses existing as of the date hereof with the members of the Ad Hoc Committee as reflected on the Rule 2019

Statement filed by Andrews Kurth LLP on March 23, 2007 to the extent Andrews Kurth LLP reasonably determines is appropriate under (x) existing engagement arrangements between Andrews Kurth LLP and such members who are not Equity Holders, and (y) applicable ethics rules; provided however that if such work product, valuations or analyses was created for a specific member of the Ad Hoc Committee it may only be shared with such specific member. If any of the Equity Holders (or their respective partners, affiliates and subsidiaries) or the Equity Holder Professionals are legally compelled to produce such work product, valuations or analyses they may do so, provided that any Equity Holder or Equity Holder Professional so compelled shall provide reasonable notice, under the circumstances, of such legal process to the Debtors, Yucaipa and the Creditors Committee so as to enable each of them to oppose the production of such work product, valuations or analyses.
     8. Upon the effectiveness of the Plan, (i) the Debtors, Yucaipa and the Creditors Committee (collectively, and together with their respective current and former agents, officers, directors, advisors, employees, members, shareholders, attorneys and any of their respective affiliates, partners, subsidiaries, successors and assigns, the “Plan Proponent Releasees”) on the one hand, and (ii) the Equity Holders and the Equity Holder Professionals (collectively, and together with their respective current and former agents, officers, directors, advisors, employees, members, shareholders, attorneys and any of their respective affiliates, partners, subsidiaries, successors and assigns, the “Equity Holder Releasees”) on the other hand, mutually release each other from any and all claims, demands, suits, liabilities, causes of action or damages of any type whatsoever, whether known or unknown, in law, admiralty or equity, which (a) any of the Plan Proponent Releasees had or may have against any of the Equity Holder Releasees, or (b) any of the Equity Holder Releasees had or may have against any of the Plan Proponent Releasees, in either case from the beginning of time through the date of this Settlement Agreement and which are or were related in any way to the Debtors, the Equity Securities or the Bankruptcy Cases. All Parties hereto hereby represent and warrant (severally and not jointly) that each of them now holds all right, title to and interest in any Claim released hereunder (the “Released Claims”), and that none of them has assigned or otherwise transferred any right, title or interest in any Released Claims. Each Party agrees to forever indemnify and hold forever harmless each and every other Party hereto from all Released Claims, including, but not limited to, reasonable attorneys’ fees and expert fees, incurred as a result of any person or entity asserting any such Released Claims against such other Party pursuant to any such assignment or transfer.
     9. The Equity Holders (and their respective affiliates, partners and subsidiaries) and the Equity Holder Professionals will provide no support, encouragement, information or any assistance whatsoever to any person or entity in his/hers/its opposition to any action taken by the Debtors or Yucaipa in the Bankruptcy Cases, including, without limitation the Teamsters for a Democratic Union.
     10. The proposed treatment of claims in Class 4D of the Plan will be amended to provide that at least $40 million in face amount of claims may be tendered into that class in return for cash payouts of at least $0.25 on the claim dollar, and that if such tendered claims exceed $40 million in face amount, the treatment for tendered claims in that class will be a cash payout equal to a pro rata share of the total cash consideration allotted for payout of those claims. Yucaipa will share its participation in Class 4D of the Plan with the Equity Holders as follows:

the Equity Holders (in the aggregate, and subject to allocation among and between them in their sole discretion) will have the right to purchase from Yucaipa up to twenty (20) percent of the Class 4D Claims that participate in the “Cash Out” option provided through Class 4D of the Plan. On the Effective Date of the Plan, the Equity Holders will pay their pro rata share of the cash necessary to fund the Cash Out option to Reorganized Allied, which will in turn distribute such cash (and other cash provided by Yucaipa) to holders of Allowed Class 4D Claims as soon as practicable after the Effective Date, and, as soon as practicable following the Effective Date, the Equity Holders will receive that same pro rata share of either the claims that were tendered into Class 4D, or the equity of the reorganized Debtors into which those claims are converted under the Plan.
     11. In the event that: (i) the Settlement Agreement is disapproved by the Bankruptcy Court, or (ii) following entry of the Approval Order the Court does not approve confirmation of the Plan, or (iii) following confirmation of the Plan, the Plan does not become effective according to its terms, the Parties agree that, upon any such occurrence, they will each revert to the status quo ante with respect to all of their legal rights as though this Settlement Agreement had never been executed. Notwithstanding the foregoing, upon such occurrence, the Parties will not be able to reverse any court orders entered in reliance on the Approval Order between the date of the Approval Order and the date of any event listed in paragraph 11 (i) through (iii). In addition, upon execution of the Settlement Agreement by the Parties, the appropriate Equity Holders shall request that the United States District Court for the Northern District of Georgia continue the hearing on the emergency motion for a stay of the order approving that certain financing provided by Yucaipa Transport LLP to the Debtors (the “Stay Motion”) until such time as the Bankruptcy Court enters the Approval Order, at which point the Stay Motion shall be withdrawn.
     12. The Parties have participated jointly in the negotiation and drafting of the Settlement Agreement. If an ambiguity or question of intent or interpretation arises, the Settlement Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of the Settlement Agreement.
     13. Each of the Parties and, as applicable, the Equity Holder Professionals, represents that it has full requisite power and authority to execute and deliver and to perform its obligations under the Settlement Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (a) have been duly and validly authorized by it, (b) have been duly executed and delivered by its authorized signatory, and (c) are not in contravention of its organizational documents or any agreements specifically applicable to it. The Debtors and Yucaipa further represent that they have authority to amend the Plan to incorporate the terms of this Settlement Agreement.
     14. The Settlement Agreement is the complete, final and exclusive statement of the agreement between the Parties with respect to the subject matter hereof. The Settlement Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the Parties and/or their respective counsel with respect to the subject matter covered hereby. The Settlement Agreement may not be modified, amended or supplemented except by a written agreement executed by each Party to be affected by such modification, amendment or supplement.
     15. The Parties recognize and acknowledge that each of the Parties hereto has had the opportunity to consult with counsel and that such Party received independent legal advice with respect to the advisability of entering into the Settlement Agreement. Each of the Parties acknowledges that the negotiations leading up to the Settlement Agreement were conducted at arm’s length and each Party knows all of the relevant facts and its rights in connection therewith.
     16. The Settlement Agreement shall be construed and governed in accordance with the laws of the State of New York and the United States of America, except with respect to choice of law provisions. Any action, suit or proceeding between any of the Parties with respect to the terms and conditions of the Settlement Agreement or the enforcement thereof shall be brought before the Bankruptcy Court presiding in the Bankruptcy Cases, and each Party hereby irrevocably consents to such jurisdiction with respect to any such action, suit or proceeding.
     17. In the event any Party prevails in an action, motion, application, and/or petition to enforce any of the terms of the Settlement Agreement, preserve its rights under the Settlement Agreement, or in the event of breach by any Party of obligations under the Settlement Agreement, said moving and prevailing Party shall be entitled to reimbursement of its reasonable costs and expenses incurred in enforcing the terms of the Settlement Agreement, including, without limitation, reasonable attorneys’ fees, expert fees, and other expenses.
     18. The obligations and duties of the Settlement Agreement shall be binding upon the Parties, their successors and assigns. Nothing in the Settlement Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the Parties hereto (and beneficiaries of the releases and exculpation provisions set forth in the Plan) and their respective successors and assigns, any right, remedy or claim under or by reason of the Settlement Agreement.
     19. It is understood and agreed by the Parties that money damages alone may not be a sufficient remedy for a breach of the Settlement Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy in the event of such a breach.
     20. If any clause or provision of the Settlement Agreement is declared illegal, invalid or unenforceable under present or future laws effective during the term hereof, it is the intention of the Parties hereto to reach agreement to terms that will lawful carry out the intended purpose of any such clause or provision, and to take such action as may be necessary to do so. The Parties further intend that the remainder of the Settlement Agreement shall not be affected thereby, and shall remain in full force and effect
     21. The Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall, together, constitute a single instrument.

     22. All demands, notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered by courier service or messenger, (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first business day thereafter, (iii) three (3) business days after being duly deposited in the mail, by certified or registered mail, postage prepaid—return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

The Debtors	The Creditors Committee
Ezra H. Cohen, Esq.	Jonathan B. Alter, Esq.
Jeffrey W. Kelley, Esq.	William F. Govier, Esq.
Harris B. Winsberg, Esq.	Richard H. Agins, Esq.
Troutman Sanders LLP	Bingham McCutchen LLP
600 Peachtree Street, N.E. — Suite 5200	One State Street
Atlanta, Georgia 30308	Hartford, CT 06105
Facsimile No.: (404) 885-3900	Facsimile No.: (860) 240-2818

The Equity Holders	Yucaipa and the Reorganized Debtors
If to Sopris Capital Advisors, LLC or	Robert A. Klyman, Esq.
Aspen Advisors LLC:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Peter D. Wolfson, Esq.	Los Angeles, CA 90071
John A. Bicks, Esq.	Facsimile No.: (213)891-8763
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Facsimile No.: (212) 768-6800

If to Armory Advisors LLC:

Paul N. Silverstein, Esq.
Jonathan Levine, Esq.
Andrews Kurth LLP
450 Lexington Avenue
New York, NY 10017
Facsimile No.: (212) 850-2929
     23. Each of the Parties agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other Parties reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, the Settlement Agreement

     IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed on their behalf by their officers thereunto duly authorized, as of April                     ,2007.
Allied Holdings, Inc., as agent and attorney-in fact for each of the Debtors

By:	/s/ Thomas Duffy

Name: Thomas Duffy
Title: Executive Vice President and General Counsel
Yucaipa Transport, LLC, Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP

By:	/s/ Robert P. Bermingham

Name: Robert P. Bermingham
Title: Vice President
Official Committee of Unsecured Creditors

By:

Name:
Title:
Sopris Capital Advisors, LLC on behalf of itself, its affiliates, assigns, and subsidiaries

By:	/s/ Nikos Hecht

Name: Nikos Hecht
Title: Managing Member
Aspen Advisors LLC on behalf of itself, its affiliates, assigns, and subsidiaries

By:	/s/ Nikos Hecht

Name: Nikos Hecht
Title: Managing Member

Armory Advisors on behalf of itself, its affiliates, assigns, and subsidiaries

By:	/s/ Jay Burnham

Name: Jay Burnham
Title: Managing Partner
AND AS TO SPECIFIC PARAGRAPHS THAT REQUIRE ACTION BY EQUITY HOLDER PROFESSIONALS:

ANDREWS KURTH LLP

By /s/ Paul N. Silverstein

Name: Paul N. Silverstein
Title: Attorney

SONNENSCHEIN NATH & ROSENTHAL LLP

By /s/ John A. Bicks

Name: John A. Bicks
Title: of Counsel

KILPATRICK STOCKTON LLP

By /s/ Alfred S. Lurey

Name: Alfred S. Lurey
Title: Partner

JEFFERIES & COMPANY, LLP

By /s/ Joseph Allgor

Name: Joseph Allgor
Title: Assistant General Counsel